Exhibit 99.1

For Immediate Release

Contacts:

Corporate Communications	Investor Relations
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com

Engility announces resignation of Craig Reed, Senior Vice President of Strategy and Corporate Development

CHANTILLY, Va., September 21, 2015 – Engility Holdings, Inc. (NYSE:EGL), today announced that Craig R. Reed, Senior Vice President for Strategy & Corporate Development, has notified the Company of his intention to resign.

Reed joined L-3 Communications in April 2012 to help create Engility, which was spun-off from L-3 on July 17, 2012, and has served as a member of the company’s senior leadership team. Reed was instrumental in Engility’s formation and evolution, positioning the company as a top-tier government services contractor that enjoys an excellent reputation with its stakeholders.

“Craig led strategic planning and corporate development efforts that have been crucial to setting our current course, culminating in the acquisitions and integration of DRC and TASC over the last 18 months,” said Engility President and CEO Tony Smeraglinolo. “His external relations efforts have established highly positive brand recognition for Engility within our industry and helped drive shareholder value.”

Reed will support the transition of his functions within the company before leaving Engility during the fourth quarter of 2015.

ABOUT ENGILITY

Engility is a pure-play government services provider that delivers highly skilled personnel wherever, whenever they are needed in a cost-efficient manner. The company proudly serves customers that span the federal services market including the Department of Defense, the Intelligence community, Space and Federal Civilian agencies. Headquartered in Chantilly, Virginia, Engility is a leading provider of specialized technical consulting, program and business support services, engineering and technology lifecycle support, information technology, modernization and sustainment, supply chain services and logistics management, and training and education for the U.S. Government. To learn more about Engility, please visit www.engilitycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Engility’s future prospects, projected financial results, estimated integration costs and acquisition related amortization expenses, and business plans. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are also used to identify these forward-looking statements. These statements are based on the current beliefs and expectations of Engility’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause Engility’s actual results to differ materially from those described in the forward-looking statements can be found under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and more recent documents that have been filed with the Securities and Exchange Commission (SEC) and are available on the investor relations section of Engility’s website (http://www.engilitycorp.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

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